UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  April 16, 2010

CONSTELLATION BRANDS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-08495	16-0716709
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

    207 High Point Drive, Building 100, Victor, NY  14564
  (Address of Principal Executive Offices)                  (Zip Code)

Registrant’s telephone number, including area code	(585) 678-7100

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On April 16, 2010, Constellation Brands, Inc., a Delaware corporation (the “Company” or “Constellation”), entered into a Master Confirmation and Supplemental Confirmation (collectively, the “Repurchase Agreement”) with Goldman, Sachs & Co. (“Goldman Sachs”) to effect an accelerated stock buyback of the Company’s Class A common stock (“Common Stock”). Under the terms of the Repurchase Agreement, on April 21, 2010 the Company is obligated to pay Goldman Sachs a fixed purchase price of $300.0 million and Goldman Sachs is obligated to deliver to the Company 11,016,451 shares of Common Stock (the “Initial Shares”).  The Company expects to pay the purchase price for the shares with proceeds from borrowings under the Company’s existing $842.0 million revolving credit facility.  After the payment of the purchase price, the Company expects to have revolving loans of approximately $507.0 million and letters of credit of $34.0 million outstanding under its revolving credit facility, and approximately $301.0 million available to be drawn under its revolving credit facility.

Under the Repurchase Agreement, a reference price will be established based on the average of the daily volume weighted average prices of the Common Stock over the course of a period starting April 19, 2010 and scheduled to end on May 17, 2010 (which may be shortened in Goldman Sachs’ discretion).  Such reference price will be used to determine a minimum number of shares (the “Minimum Shares”) and a maximum number of shares (the “Maximum Shares”) to be delivered by Goldman Sachs.  Following the end of such period, Goldman Sachs will be obligated to deliver to the Company additional shares of Common Stock to the extent that the Minimum Shares exceed the Initial Shares.

A final price will be determined based on the average of the daily volume weighted average prices of the Common Stock over the course of a calculation period starting April 26, 2010 and scheduled to end on November 24, 2010 (which may be shortened in Goldman Sachs’ discretion so that it ends as early as during the Company’s second fiscal quarter) minus a discount. The aggregate number of shares to be delivered by Goldman Sachs in the transaction will be equal to the purchase price of $300.0 million divided by such final price (the “Final Shares”); provided, the Final Shares cannot be less than the Minimum Shares (unless during the calculation period there has been an announcement of certain types of fundamental transactions affecting the Company (an “Announcement Event”)) nor more than the Maximum Shares.  Following the end of the calculation period Goldman Sachs will be obligated to deliver to the Company additional shares of Common Stock to the extent that the Final Shares exceed the Minimum Shares.

The Repurchase Agreement contains terms that provide for adjustments and early termination upon the occurrence of certain extraordinary and disruption events and contains other customary terms and conditions for agreements of this kind, including covenants and representations related to Rule 10b5-1 and Rule 10b-18.  The Repurchase Agreement provides that except in the context of an Announcement Event the Company will not be obligated to make any payment to Goldman Sachs other than the purchase price or to return any of the Initial Shares or the Minimum Shares; however, the adjustment provisions in the Repurchase Agreement or an early termination may affect the number of additional shares of Common Stock that the Company is entitled to receive under the Repurchase Agreement.

An affiliate of Goldman Sachs is a lender under the Credit Agreement dated June 5, 2006, as amended, among the Company, the subsidiary guarantors party thereto and the lenders party thereto, and Goldman Sachs and/or its affiliates have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for Constellation and its subsidiaries for which they have received, and will receive, customary fees and expenses.  The obligations of Goldman Sachs under the Repurchase Agreement are guaranteed by The Goldman Sachs Group, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 19, 2010	CONSTELLATION BRANDS, INC.

By: /s/ Robert Ryder
Robert Ryder
Executive Vice President and Chief Financial Officer